Exhibit 99.1

MediciNova Appoints David O’Toole CPA to its Board of Directors

SAN DIEGO, Calif. – April 10, 2012 – MediciNova, Inc. a biopharmaceutical company traded on the NASDAQ Global Market (Trading Symbol: MNOV) and the Jasdaq Market of the Osaka Securities Exchange (Code Number: 4875), today announced the appointment of Mr. David O’Toole CPA to its Board of Directors.

“We are extremely pleased and fortunate to add an individual with such strong financial and international experience in our industry to our Board of Directors,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “We believe he will be a great asset to the company and its stockholders.”

Mr. O’Toole compliments the MediciNova Board with over 25 years of experience providing finance, consulting and international tax services to global companies. His international experience includes assignments in Tokyo, Japan and Paris, France. Mr. O’Toole is currently Chief Financial Officer at Response Genetics. Previously, he was Chief Financial Officer at Abraxis Bioscience and Partner at Deloitte & Touche. Mr. O’Toole started his career at Arthur Anderson & Co. after graduating with a BS in Accounting from the University of Arizona.

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company founded upon acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a commercial focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential, and patent coverage of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, generalized anxiety disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus on its two prioritized product candidates, MN-221, for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations, and ibudilast (MN-166). MN-221 is involved in clinical trials under U.S. INDs. MN-166 is involved in clinical trials under Investigator INDs. MediciNova is engaged in strategic partnering discussions to support further development of the MN-221 and ibudilast programs. Additionally, MediciNova will seek to monetize opportunistically its other pipeline candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our progress and expectations on future progress in the development of our drug candidates, expected timing of clinical trial results and any implication as to the results of our development, partnering and funding efforts or that the company will have the ability to execute on its priorities. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, risks and uncertainties inherent in clinical trials including the unknown outcome of the Phase 2 trial of MN-221 for the treatment of acute exacerbations of asthma, product development and commercialization risks, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, risks regarding intellectual property rights in product candidates and the ability to defend and enforce such intellectual property rights, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the regulatory authorities, risks relating to the completion of the joint venture in China, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

CONTACT:

Mark Johnson

Investor Relations

MediciNova, Inc.

(858) 373-1500

info@medicinova.com